Exhibit 99.1

Press Release

Elizabeth S. Acton Named to the Board of Directors
of Beazer Homes USA, Inc.

ATLANTA, May 10, 2012 - Today, Beazer Homes USA, Inc. (NYSE: BZH) announced that Elizabeth S. Acton has been elected to its Board of Directors effective immediately. Ms. Acton, who brings considerable expertise and over 35 years of experience in financial management, will also serve on the Board of Directors' Finance and Audit Committees.

As Executive Vice President and Chief Financial Officer of Comerica Inc. since 2002, Ms. Acton was instrumental in successfully guiding Comerica through the deepest recession in recent history, enabling the bank to maintain its credit rating throughout the downturn. Ms. Acton transitioned to Executive Vice President, Finance in November 2011 preceding her retirement in April 2012. Comerica is a financial services company with over $62 billion in assets. Prior to joining Comerica, Acton was Vice President-Treasurer at Ford Motor Company, where she had responsibility for worldwide automotive and financial services treasury activities.

Ms. Acton holds a bachelor of arts degree from the University of Minnesota and a master of business administration from Indiana University.

Beazer Homes USA Inc., headquartered in Atlanta, Georgia, is one of the ten largest single-family homebuilders in the United States. The Company's industry-leading high performance homes are designed to lower the total cost of home ownership while reducing energy and water consumption. With award-winning floor-plans, the Company offers homes that incorporate exceptional value and quality to consumers in 16 states, including Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Texas, and Virginia. Beazer Homes is listed on the New York Stock Exchange and trades under the ticker symbol “BZH.”

CONTACT: Beazer Homes USA, Inc.
Carey Phelps
Director, Investor Relations & Corporate Communications
770-829-3700
investor.relations@beazer.com